Exhibit 99.1

PRESS RELEASE

DEBT RESOLVE ANNOUNCES A NEW HEALTHCARE JOINT VENTURE WITH COLLECTYOURBILLS.COM
NATIONAL BUREAU BECOMES A DEBT RESOLVE CLIENT
BRANT BLOOM APPOINTED NATIONAL DIRECTOR OF HEALTHCARE SALES

WHITE PLAINS, N.Y. — November 11, 2008 — Debt Resolve, Inc. (“Debt Resolve”) (OTCBB: DRSV) announced today that the company entered into a joint venture with collectyourbills.com, a subsidiary of  National Bureau Collection Corporation (“NBCC”), to cross market and sell their Internet products to hospitals, physicians and other healthcare providers.  Health care is experiencing the same dramatic increase in defaulted debt as credit card, mortgages and consumer debt and is an industry in need of technology to reduce costs and improve collections.  Debt Resolve’s patented online system provides services for resolving debt over the Internet.  Collectyourbills.com is an online portal that attracts new clients over the Internet and manages accounts through the collection process.  Both companies understand the power of the Internet for collections.  Debt Resolve and NBCC have agreed to a revenue sharing agreement which will go into effect immediately.

Debt Resolve also announced that NBCC will become a new client of Debt Resolve, taking advantage of the company’s patented automated negotiation and resolution system for healthcare collections.  NBCC will integrate Debt Resolve’s system into its collection process.  NBCC specializes in healthcare collections and includes among its clients major hospitals and physician groups.

Debt Resolve also announced that in connection with this venture Brant Bloom has been appointed National Director of Healthcare Sales for Debt Resolve.  Brant is a twenty-five year veteran in the healthcare collection industry, is presently the Chief Executive Officer of NBCC and has managed over three hundred (300) national accounts.

Ken Montgomery, CEO of Debt Resolve, in commenting on this new venture stated:  “We are excited that Brant Bloom has accepted the position of National Director of Healthcare Sales for Debt Resolve.  Brant has a proven record of success over his 25 years in healthcare collections and is respected for his  knowledge of the industry.  Brant also has a deep knowledge and understanding of how technology is changing collections.  He developed collectyourbills.com and has proven that the Internet is a valuable tool in managing accounts in collections.  Brant will assist in integrating Debt Resolve’s patented collection system, manage the joint venture and drive sales.  Brant is the perfect person to launch Debt Resolve’s healthcare initiative.”

Brant Bloom, Chief Executive Officer of NBCC, stated:  “I am also excited to join forces with Debt Resolve in offering our combined products to my existing clients and prospects.  I have been a proponent of the use of the Internet in collection and resolution of consumer debt, as evidenced by our collectyourbills.com site, and see Debt Resolve’s system as the next step in Internet collections.

About Debt Resolve, Inc.

Debt Resolve provides lenders, collection agencies, debt buyers and collection attorneys with a patent-based online bidding system for the resolution and settlement of consumer debt and a collections solution that is effective at every stage of collection and recovery.  Debt Resolve is headquartered in White Plains, New York.  For more information, please visit the website at www.debtresolve.com.

About CollectYourBills.com

CollectYourBills.com (“CYB”) is a service of National Bureau Collection Corp., with corporate headquarters located in Tarrytown, New York.  CYB was founded by National Bureau Collection Corporation, one of the nation’s top debt collection companies – a recognized leader in the collection industry.  Drawing upon this expertise and perceiving the need for a comprehensive online debt collection service to reflect the rapidly-evolving business environment, CYB was founded to collect delinquent accounts for healthcare providers of every type and size.  For more information, please visit the website at www.collectyourbills.com.

CONTACT: Debt Resolve, Inc. Kenneth Montgomery 201-638-7931 kmontgomery@debtresolve.com Brant Bloom 914-332-1002 x 203 bbloom@collectyourbills.com SOURCE: Debt Resolve, Inc.